EXHIBIT 10.1

Certain identified information has been excluded from this exhibit because such information both (i) is not material and (ii) would likely cause competitive harm if publicly disclosed. Excluded information is indicated with brackets and asterisks.

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SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the "2026 Settlement Agreement" or "Agreement") is made and entered into as of the 18th day of March 2026 (the "Effective Date") by and between REGENXBIO Inc. ("REGENXBIO") and GlaxoSmithKline LLC (formerly SmithKline Beecham Corporation, d/b/a GlaxoSmithKline) ("GSK") (collectively, the "Parties").

WHEREAS:

GSK has asserted that it is entitled to more than [****] against REGENXBIO, which REGENXBIO has disputed;

Both Parties acknowledge and agree that the settlement payment constitutes payment of an amount substantially less than the amount to which GSK claims it is entitled, net of amounts to which REGENXBIO claims it is entitled;

REGENXBIO further acknowledges and agrees that it is solvent and that payment of the settlement amount under this Agreement will not render REGENXBIO unable to pay its debts as they become due;

REGENXBIO further acknowledges and agrees that this Agreement is entered into freely, without any intent to hinder, delay or defraud any other existing or potential creditors of REGENXBIO;

REGENXBIO and GSK have had the assistance of counsel and a professional mediator in evaluating their respective rights and obligations that are resolved through this 2026 Settlement Agreement; and

Both Parties wish to avoid the costs and uncertainties of further protracted disputes, The Parties hereby agree as follows:

1.
GSK Release of Current Claims as to REGENXBIO. For good and valuable consideration, the receipt of which is hereby acknowledged, GSK does unconditionally, fully, finally and forever remise, release, relinquish, compromise and discharge all claims, counterclaims, suits, demands, liabilities, or causes of action of any kind, in law or equity, known or unknown, that it has or may have-against REGENXBIO, its past, present and future shareholders, officers, directors, parents, subsidiaries, affiliates, predecessors, successors, assigns, employees, agents and insurers, including without limitation all claims for contribution or indemnity that might be asserted against it (together and separately the "REGENXBIO Releasees"), arising out of or related to any alleged breach of the-GSK-REGENXBIO Sublicense, from the beginning of time through the Effective Date of this 2026 Settlement Agreement, or the Settlement Agreement dated March 21, 2022, among GSK, REGENXBIO, and the University of Pennsylvania ("Penn") (the "2022 Letter Agreement") as to any claims held by GSK against REGENXBIO. GSK also releases and forgoes any audit right provided for by Section 3.5.3 of the GSK-REGENXBIO Sublicense with respect to any payments received by REGENXBIO on or before the Effective Date of this 2026 Settlement Agreement. For the avoidance of doubt, this release provides no basis

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for any right of any REGENXBIO Releasee to claim or recover any amount paid by REGENXBI O to GSK or any successor or assignee of GSK for any reason.

2.
GSK Release of Future Claims as to REGENXBIO. For good and valuable consideration, the receipt of which is hereby acknowledged, GSK does unconditionally, fully, finally and forever remise, release, relinquish, compromise and discharge all claims, counterclaims, suits, demands, liabilities, or causes of action of any kind, in law or equity, known or unknown, that it has or may have against the REGENXBIO Releasees, arising out of or related to any future claim of (a) entitlement to payments under Section 3.4 of the GSK-REGENXBIO Sublicense based on sales royalties that REGENXBIO receives from REGENXBIO's sublicensees, (b) entitlement to royalties on sales in a country where there is not a Valid Claim in that country notwithstanding the applicability of a Valid Claim in the country of manufacture of a Licensed Product, or (c) entitlement to any amounts REGENXBIO receives from a sublicensee pursuant to an existing sublicense agreement that is a greater percentage than the amount REGENXBIO is presently remitting to GSK from such sublicensee pursuant to such sublicense agreement. Non-payment of any royalty obligations released by this 2026 Settlement Agreement shall not serve as a basis for Termination under Section 6.3 of the GSK-REGENXBIO Sublicense. This release does not include, and GSK does not release, its entitlement to any future amounts arising from the final judgment or settlement of third-party patent infringement actions pursuant to Section 7.2.2 of the GSK-REGENXBIO Sublicense. For the avoidance of doubt, this release provides no basis for any right of any REGENXBIO Releasee to claim or recover any amount paid by REGENXBIO to GSK or any successor or assignee of GSK for any reason. Further for the avoidance of doubt, GSK does not release any claims that it may have against REGENXBIO arising after the Effective Date for breaches of Section 12 of the 2022 Letter Agreement and/or Sections 4 and 5 of the Assignment, Release, and Eighth Amendment to the Penn-GSK License except as to the allocation and royalty fees claims of GSK raised in this dispute (which are released). All other obligations under the 2022 Letter Agreement remain in full force and effect.
3.
REGENXBIO Release of Current Claims as to GSK. For good and valuable consideration, the receipt of which is hereby acknowledged, REGENXBIO does unconditionally, fully, finally and forever remise, release, relinquish, compromise and discharge all claims, counterclaims, suits, demands, liabilities, or causes of action of any kind, in law or equity, known or unknown, that it has or may have against GSK, its past, present and future shareholders, officers, directors, parents, subsidiaries, affiliates, predecessors, successors, assigns, employees, agents and insurers, including without limitation all claims for contribution or indemnity that might be asserted against it (together and separately the "GSK Releasees"), arising out of or related to the GSK-REGENXBIO Sublicense or the 2022 Letter Agreement, from the beginning of time through the Effective Date of this 2026 Settlement Agreement. This Release encompasses any claims for inadvertent overpayment that REGENXBIO may have against GSK Releasees for payments it has made on or prior to the Effective Date of this 2026 Settlement Agreement.
4.
REGENXBIO Release of Future Claims as to GSK. For good and valuable consideration, the receipt of which is hereby acknowledged, REGENXBIO does unconditionally, fully, finally and forever remise, release, relinquish, compromise and discharge all claims,

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counterclaims, suits, demands, liabilities, or causes of action of any kind, in law or equity, known or unknown, that it has or may have against the GSK Releasees, arising out of or related to any future claim for alleged breach of alleged exclusivity pursuant to the GSK-REGENXBIO Sublicense, including but not limited to Sections 2.1, 2.2, or Article 8 of the GSK-REGENXBIO Sublicense.

5.
Contingent Nature of Releases. The Releases contained in Sections 1-4 are contingent on, and shall only become effective upon-GSK' s receipt of the Settlement Payment described in Section 6.
6.
Payment.
a.
REGENXBIO shall pay GSK US$10 million (the "Settlement Payment") by wire transfer within [****] of the Effective Date of this Agreement.
b.
Under Section 3.4 of the GSK-REGENXBIO Sublicense and this 2026 Settlement Agreement, REGENXBIO shall continue to pay GSK any amounts REGENXBIO receives from a sublicensee pursuant to an existing sublicense agreement after the Effective Date, applying the same allocation percentage that REGENXBIO is presently remitting to GSK from such sublicensee pursuant to such sublicense agreement, and no less.
c.
Prior to the Effective Date, GSK will deliver wire transfer information to REGENXBIO for the payment required in Section 6(a) by separate correspondence.
d.
Any amounts provided for under this paragraph that remain unpaid shall immediately (the same day) become due and payable upon any of the following events: [****]. Any amounts that are not paid by REGENXBIO when due will accrue interest at one and one-half percent (1.5%) per month (or the maximum allowed, if less).
7.
Representation and Warranty by REGENXBIO. REGENXBIO represents and warrants that it is solvent as of the Effective Date, and that payment of the settlement amount under this Agreement will not render REGENXBI O unable to pay its debts on the Effective Date and as they become due for the foreseeable future.
8.
Rescission Upon Avoidance. In the event that any or all of the Settlement Payment is avoided, rescinded, recovered, or required to be returned or disgorged, in whole or in part, by GSK, whether pursuant to 11 U.S.C. §§ 547, 548, 549, 550, 553, or otherwise, or under any similar federal, state, or foreign law (an "Avoidance"), then, automatically and without further action, this Agreement shall be deemed terminated and rescinded as of the date of such Avoidance. Upon such termination and rescission:

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a.
all releases, covenants not to sue, settlements, compromises, and limitations on liability granted under this Agreement shall be null, void, and of no further force or effect;

b.
the Parties shall be fully restored to, and may assert, prosecute, and seek to recover upon, the full amount of all claims and causes of action it held prior to entering into this Agreement, without reduction, offset, credit, or limitation by reason of any Settlement Payment previously made; and

c.
the Parties may pursue such claims to the fullest extent permitted by applicable law, including in any bankruptcy case or related proceeding, as though this Agreement had never been executed.

The Parties acknowledge that this Section 8 reflects their express agreement that any Avoidance of any part or the full Settlement Payment vitiates the bargained-for exchange underlying this Agreement and restores the Parties to their respective pre-settlement positions, subject to applicable non-bankruptcy law.

9.
No Third-Party Rights or Obligations. The Parties acknowledge and agree that this 2026 Settlement Agreement is entered into solely for the benefit of the Parties and their respective permitted successors and assigns, and is not intended to, and does not, create or confer any rights or remedies upon any person or entity other than the Parties. Without limiting the foregoing, no third party is an intended or deemed beneficiary of this Agreement, and no third party may rely upon or enforce any provision of this Agreement. For avoidance of doubt, nothing in this Agreement is intended to, nor shall it be construed to, affect, diminish, waive, release, expand, modify, or otherwise alter any rights, claims, defenses, obligations, or liabilities of Penn under or in connection with the 2022 Letter Agreement, or any other agreement to which a third party is a party.
10.
Confidentiality. Each Party agrees not to disclose any term of this 2026 Settlement Agreement, and/or any information provided pursuant the terms of this Agreement, to any third party without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed);provided, however, that: (a) each Party shall be free to disclose such information to the extent disclosure is required by order or regulation of a government agency, court or other tribunal having jurisdiction, provided, however, that, to the extent permitted by law, such Party shall not make any such disclosure (other than a filing of information or materials with the U.S. Securities and Exchange Commission or an equivalent authority in another jurisdiction or a relevant stock exchange that is made with a request for confidential treatment for any part of such disclosure for which such treatment may reasonably be expected to be granted) without first notifying the other Party and allowing such Party a reasonable opportunity to seek a protective order and/or injunctive relief from the obligation to make such disclosure; (b) each Party shall be free to disclose such information to its accountants, attorneys and/or other professional advisors, provided that such entities and/or individuals are obligated to keep such terms confidential to the same extent as said Party; (c) REGENXBIO shall be free to disclose such information to [****] provided that such entities are obligated to keep such terms confidential to the same extent as said Parties.
11.
No Admissions. Each Party denies any and all liability to the other party in respect of the matters referred to in this 2026 Settlement Agreement. Nothing contained in this 2026 Settlement

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Agreement, including the releases granted in Section 1, Section 2, Section 3, or Section 4 hereof, is to be construed as an admission of liability, fault, or wrongdoing (including as to the merits of any claim or defense) by REGENXBIO to GSK or any other Person, or by GSK to REGENXBIO or any other Person, with respect to any of the matters addressed in this 2026 Settlement Agreement. Nothing contained in this 2026 Settlement Agreement, nor anything said or communicated in the course of negotiation this 2026 Settlement Agreement, may be offered in any proceeding as evidence of any liability, fault, or wrongdoing by REGENXBIO or by GSK.
12.
Notices. Notices and other communications under this 2026 Settlement Agreement shall be in writing and shall be deemed to have been received as of the date sent if sent by public courier (e.g. Federal Express) or by Express Mail, receipt requested, and addressed as follows:

If for GSK:

Timothy A. Thelen

Assistant General Counsel, Dispute Resolution & Prevention GSK

410 Blackwell Street

Durham, NC 27701 If for REGENXBIO:

REGENXBIO Inc.

9804 Medical Center Drive Rockville, MD 20850 Attention: Patrick J. Christmas

13.
Counterparts. This 2026 Settlement Agreement may be executed in multiple counterparts (including via facsimile or the electronic exchange of .pdf copies), any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.
14.
Representation by Counsel; Interpretation. This 2026 Settlement Agreement shall be construed as if drafted equally by the Parties, and in construing this 2026 Settlement Agreement no presumption shall operate in either Party's favor as a result of it or its counsel in drafting or negotiating the terms or provisions hereof.
15.
Expenses. Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this 2026 Settlement Agreement and the in-person mediation held on [****].

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16.
Severability. If one or more of the provisions contained in this 2026 Settlement Agreement shall be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not in and of itself affect any other provision, and the remainder of this 2026 Settlement Agreement shall be given effect to the maximum extent permitted by law.
17.
Governing Law and Forum Selection. This 2026 Settlement Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provision. Any disputes arising from or relating to this 2026 Settlement Agreement or the subject matter hereof, shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, provided, however, that, if for any reason, jurisdiction over such dispute does not exist in such federal court, the dispute shall be brought and litigated exclusively in the Pennsylvania state courts.
18.
Authority and Binding Effect. Each Party represents that: (a) the person executing this 2026 Settlement Agreement on its behalf is fully empowered, authorized, and entitled to enter into this Agreement on behalf of the Party for whom he or she is executing it; and (b) this 2026 Settlement Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms. The obligations and rights under this 2026 Settlement Agreement shall be binding upon and inure to the benefit of, as the case may be, the Parties' owners, employees, successors, assigns, heirs, and personal representatives.

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19.
Complete Agreement. The recitals are incorporated herein as part of this Agreement. This 2026 Settlement Agreement constitutes the complete agreement between the Parties as to the subject matter identified herein. Any modifications to this Agreement must be made in writing and signed by both Parties. To the extent that there is any inconsistency between this 2026 Settlement Agreement and the terms of any of the referenced license or sublicense agreements, this Agreement shall govern. The GSK-REGENXBIO Sublicense remains in full force and effect unless expressly modified, waived, amended or superseded by the terms of this 2026 Settlement Agreement. [****]

By: s/[****]	By: s/Patrick Christmas
GlaxoSmithKline LLC	REGENXBIO Inc.
Name: [****]	Name: Patrick Christmas
Title: Secretary	Title: Chief Strategy & Legal Officer
Date: 3/18/26	Date: 3/18/26